EXHIBIT 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Edward Gallup
770-441-2051

IMMUCOR ANNOUNCES FISCAL FIRST QUARTER RESULTS AND REVISES 2006 GUIDANCE

NORCROSS, GA. (November 10, 2005) — Immucor, Inc. (Nasdaq/NM: BLUDE), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal first quarter ended August 31, 2005, and revised its previous guidance for the fiscal year ending May 31, 2006.

Revenue for the fiscal first quarter was a record $42.4 million, up 32.2% from $32.1 million in the same period last year. The $10.3 million increase in revenues was primarily the result of price increases. Gross margin improved during the quarter to 62.9% up from 57.0% in the prior year quarter.

Net income for the first quarter was $8.0 million up 61.8% from $4.9 million for the same quarter last year. Diluted earnings per share totaled $0.17 on 47.7 million weighted average shares outstanding, up from $0.10 on 47.6 million weighted average shares outstanding for the same period last year. All share and per share amounts have been adjusted to reflect the 3-for-2 stock split which was effective for shareholders of record as of November 22, 2004. Net income for the first quarter was adversely impacted by an increase of $1.5 million in audit and Sarbanes-Oxley compliance costs and by an increase of $0.7 million in legal fees as compared to the same period last year.

Sales of instruments were $2.1 million in the first quarter of fiscal 2006, a decrease from $2.8 million in the fiscal 2005 first quarter.  Most instrument sales in the United States are now being recognized over the life of the underlying reagent contract, which is normally 5 years. In the quarter ended August 31, 2005, approximately $3.0 million of instrument sales were deferred in this manner. As of August 31, 2005, deferred instrument revenues, including deferred warranty revenues, totaled $11.3 million.

Reagent gross margin grew to 71.3% during the first quarter of fiscal 2006 compared to 62.0% in the same period last year.  The previously mentioned price increases and improved manufacturing efficiencies were responsible for this improvement.

Research and development expenses were $1.3 million in the first quarter, up 15.3% from $1.1 million in the prior year quarter.  Spending on the development of the Galileo EchoTM (formerly referred to as the “G3”) — our new third generation instrument targeted for the small to medium-sized hospital market — was $310 thousand in the first quarter, a decrease of $111 thousand from the same period last year.

“We are very proud of the job our employees have done in controlling manufacturing costs while we continue to experience above average growth in revenues,” said Edward L. Gallup, Chairman and Chief Executive Officer.  “The decision to close our Houston facility that was announced on November 3, 2005 represents a key element of our strategic plan to lower costs and increase margins. The Company anticipates a significant reduction in costs from this consolidation of approximately $4.0 million to $5.0 million per year by fiscal 2009. The impact of this consolidation plan, when complete, on gross margin percentage will be approximately 200 basis points and it is a significant part of our plan to improve gross margin to over 70% within three years.”

Dr. Gioacchino De Chirico, President said, “We are planning to launch the EchoTM in Europe in the summer of 2006 and in the USA in the fall of 2006. The customer reaction to our presentation of the EchoTM at the recent AABB meeting in Seattle was extremely positive. We believe we are well positioned to achieve market share gain and revenue growth through continued Galileo placements and the launch of the EchoTM. On August 31, 2005 there were 265 Galileo placements worldwide: 197 in Europe, 66 in North America and 2 in Japan.”

Commenting further, Dr. De Chirico stated, “As of August 31, 2005, 213 of the 265 placed Galileo instruments were generating reagent revenues. Although we are quite pleased with the number of Galileo instruments placed to date, we are still disappointed in the length of time our customers are taking to validate these instruments.”

Selected Highlights

–Sales of traditional reagent products, i.e., products not utilizing the Company’s patented Capture technology, increased $9.2 million, or 42.0%, from $22.1 million in the first quarter of 2005 to $31.3 million in the first quarter of 2006. Sales of Capture® products increased approximately $1.5 million to $7.9 million, a 22.8% increase over the prior year quarter. Human collagen sales increased approximately $0.3 million to $1.1 million, a 35.1% increase over the prior year quarter. Sales of traditional reagent products were adversely affected by the timing of the establishment of the joint venture with our Japanese distributor Kainos.  Since the terms of the agreement specify that the joint venture will subsequently acquire the unsold inventory of Kainos, from the time of the signing of the letter of intent until the agreement was finalized in July, sales to Kainos were not recognized as revenue, resulting in the elimination of sales totaling $0.8 million and gross profit totaling $0.5 million.

–The gross margin on traditional reagents was 69.2% for the current quarter, compared with 57.4% in the prior year quarter. The increase in gross margin is primarily due to price increases.  The gross margin on Capture products was 79.7% for the current quarter, compared with 77.8% in the prior year quarter.  The gross margin on human collagen sales was 28.3% during the quarter, compared with 29.8% in the prior year quarter.

–Sales of instruments were $2.1 million in the first quarter of 2006 compared to $2.8 million in the first quarter of 2005. The gross margin on instruments, including the impact of the cost of providing service, was a negative 74.9% for the current quarter, compared to a positive 13.9% for the same quarter last year.  Instrument gross margin in the current quarter was impacted by our application of EITF 00-21 as $3.0 million of revenue from instrument sales were deferred in the quarter while the entire cost of sales of $1.9 million on those instrument sales was expensed in the quarter.

–The effect on revenues of the change in the Euro exchange rate was a decrease of $25 thousand for the first quarter of 2006.  The effect on net income of the change in the Euro exchange rate for this same period was insignificant for the quarter ended August 31, 2005.

–Distribution expenses decreased by $0.1 million for the first quarter of 2006 as compared to the prior year quarter. Selling and marketing expenses increased by $1.1 million. General and administrative expenses increased by $2.8 million for the first quarter of 2006 as compared to the prior year quarter, due to higher legal and audit fees associated with the finalization of the internal investigation relating to events in Italy and additional audit fees associated with the additional procedures required to complete the Annual Report on Form 10-K. Our new Japanese joint venture was responsible for $0.5 million of the increase in selling and marketing expenses and $0.2 million of the increase in general and administration expenses.

-Operations continue to generate strong cash flow. Cash, cash equivalents and marketable securities totaled $49.8 million at the end of the current quarter compared to $13.1 million at the end of the prior year quarter and $39.1 million at May 31, 2005.

2006 Revised Guidance

The following guidance reflects Immucor’s expectations as of November 10, 2005 and is being provided so that the Company can discuss its future outlook during its upcoming conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ. The Company does not intend to update its outlook until its second quarter earnings announcement, which is tentatively planned for mid-January 2006.

The Company now expects revenues for the fiscal year ending May 31, 2006 to range from $180.0 million to $190.0 million, compared with the Company’s previous guidance of $190.0 million to $204.0 million.  Gross margin is expected to be in the range of 65.0% to 66.0%, equal to the Company’s previous estimate. Net income is expected to be in the range of $36.3 million to $40.6 million, compared with the Company’s previous guidance of $45.2 million to $50.0 million. We now expect to generate earnings per diluted share in the range of $0.76 to $0.85 for the fiscal year compared with the Company’s previous estimate of $0.95 to $1.05.  The impact of the planned Houston plant closure accounted for approximately $0.04 to $0.05 of the reduction in forecast diluted earnings per share.   The revised guidance now projects 2006 revenues to increase approximately 24% to 31% over fiscal 2005 revenues and 2006 net income to increase approximately 52% to 70% over fiscal 2005 net income.

The primary reasons for the reduction in expected revenue are the lack of improvement in the length of time our customers are taking to validate their instruments and the length of time it has taken to see a significant impact from our price differentiation strategy. Delays by our customers in validating their Galileo instruments are having a significant impact on the reagent trail associated with these placements. We also expected to generate significant new business by offering to committed customers lower pricing than our major competitor. As the cost of reagents is a very small component of the budget of a typical blood bank, some customers seem to be unwilling or unable to devote the time and resources necessary to validate our reagents in a timely manner even when offered a price incentive. We are now beginning to see some success from our strategy but the impact has been delayed and the amount of new business is smaller than previously anticipated.

As a result of the continuing deferral of instrument revenues, we expect to end the 2006 fiscal year with total deferred instrument revenues, including deferred warranty revenues, of between $15.0 million and $19.0 million, an increase from the previous year end of between $7.4 million and $11.4 million.

The primary reasons for the reduction in expected net income are the previously mentioned lower than expected revenues, the previously announced charge to earnings related to the planned closure of the Houston manufacturing facility, increased audit and legal fees, and higher than expected start up costs in Japan. Audit and legal fees are now expected to be higher as a result of the additional procedures and delays involved in finalizing the fiscal 2005 audit. In addition, Sarbanes-Oxley compliance costs and associated audit expenses are not expected to decline in fiscal year 2006 as previously forecast. Start up costs in Japan will be higher than originally forecast as the Company focuses on making the joint venture Sarbanes-Oxley 404 compliant by the end of this fiscal year.

We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the continuing sales of the Galileo instrument in Europe, Japan and the United States; the associated reagent growth associated with these instrument placements; the continuing sales of the human collagen product; and sales of products by Immucor-Kainos, Inc.

With respect to the operations of its foreign subsidiaries, the Company has assumed that there will be no significant change in foreign exchange conversion rates.

With respect to diluted earnings per share, the Company’s projection assumes that there will not be additional capital stock issued.

Immucor, Inc. will host a conference call November 11, 2005 at 8:30 a.m. (EST) to review the results.  Investors are invited to participate in this conference call with Edward L. Gallup, Chairman and Chief Executive Officer; Dr. Gioacchino De Chirico, President; and Patrick Waddy, Interim Chief Financial Officer. The call will focus on the results for the first quarter, general business trends, and the Company’s outlook for fiscal 2006.  This earnings release will be posted on Immucor’s website, as well as any financial information that may be discussed by Messrs. Gallup, De Chirico or Waddy during this call that is not contained in the earnings release.  Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website.  To access this information once posted, go to Immucor’s website at www.immucor.com and click on “Investor News.”

To participate in the telephone conference call, dial 1-888-889-2036, password BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on November 11 by calling 1-866-448-7644.  Beginning November 18, 2005, audio of the conference call or a transcript of the audio will be available on the “Investor News” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures.  Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending, increased competition in the sale of instruments and reagents, product development or regulatory obstacles, changes in interest rates, fluctuations in foreign currency conversion rates, changes in demand for the Company’s human collagen product, the outcome of any legal claims known or unknown, delays in regulatory approvals required to move Houston manufacturing to another Company facility; other currently unforeseen events that could delay the move; higher than expected closure costs; higher than expected manufacturing consolidation costs, the unexpected application of different accounting rules, and general economic conditions.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	August 31	August 31
	2005	2004

Net sales	$42,434,493	$32,102,211
Cost of sales	15,739,190	13,789,739
Gross profit	26,695,303	18,312,472

Research and development	1,255,431	1,088,806
Selling and marketing	5,214,661	4,066,386
Distribution	1,851,320	1,939,017
General and administrative	5,822,256	3,016,932
Amortization expense	70,497	96,063
Total operating expenses	14,214,165	10,207,204

Income from operations	12,481,138	8,105,268

Interest income	182,975	136,627
Interest expense	(158,983)	(106,332)
Other	82,428	(295,204)
Total other	106,420	(264,909)

Income before income taxes	12,587,558	7,840,359

Income taxes	4,581,882	2,891,406

Net income	$8,005,676	$4,948,953

Earnings per share:

Per common share	$0.18	$0.11

Per common share - assuming dilution	$0.17	$0.10

Weighted average shares outstanding:

Basic	45,541,734	45,105,638

Diluted	47,737,982	47,558,852

IMMUCOR, INC.

Selected Consolidated Balance Sheet Items

(Unaudited)

	August 31, 2005	August 31, 2004

Cash & Cash Equivalents	$46,803,350	$13,148,628
Accounts Receivable - trade	34,948,522	27,773,765
Inventory	21,109,425	20,738,053
Total Current Assets	110,782,988	66,883,388
Property and Equipment - net	24,007,055	22,576,816
Total Assets	178,858,667	122,403,192

Current Portion - Long-Term Debt and Capital Leases	4,549,283	4,903,922
Accounts Payable	8,693,148	8,522,114
Total Current Liabilities	35,742,851	21,678,943
Long-Term Debt and Other Liabilities	17,007,793	9,980,169
Shareholders’ Equity	126,108,023	90,744,080